Exhibit 99.1
BEACON REPORTS SECOND QUARTER 2024 RESULTS
•Record quarterly sales driven by Ambition 2025 initiatives, including greenfields and acquisitions
•Organic sales growth across all 3 lines of business led by strong non-residential reroofing demand
•Acquired Smalley & Co., a leading waterproofing distributor in the West with 11 locations
•Entered into an accelerated share repurchase agreement to return up to $225M to stockholders in 2024
HERNDON, VA. — (BUSINESS WIRE) — August 1, 2024 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”), the leading publicly-traded wholesale distributor specializing in roofing, waterproofing, and exterior products, announced results today for the second quarter ended June 30, 2024.
“Our Ambition 2025 initiatives drove record quarterly net sales, solid net income margin, and double-digit Adjusted EBITDA margin,” said Julian Francis, Beacon’s President & CEO. “Our team’s strong execution delivered organic sales growth across all three business lines despite disruptive weather events that reduced the number of roofing days in the quarter. As a result, we experienced lower-than-expected residential volumes and decreased operating leverage as we maintained staffing to meet a higher level of activity. We also continued to invest in growth initiatives during the quarter expanding our footprint in key markets. Since the end of the first quarter, we have acquired 21 branches and opened 10 greenfield locations. As previously announced in May, we entered into a $225M accelerated share repurchase agreement.
“Entering the second half of the year, we will be proactive in responding to local market conditions by adjusting inventory and resources, while maintaining Beacon’s high caliber customer service. We expect the fundamentals of our end markets to remain supportive, underpinned by repair and reroofing demand, the vast majority of which is non-discretionary. Our focus will remain on the areas within our control, including enhancing our customer experience, pricing discipline and operating efficiency. I am happy with the achievements this year and look forward to building on the momentum and creating value for all our stakeholders.”
Second Quarter Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(Unaudited; $ in millions)
Net sales	$2,674.6	$2,503.7	$4,587.0	$4,236.0
Gross profit	$683.7	$636.2	$1,156.9	$1,078.1
Gross margin %	25.6%	25.4%	25.2%	25.5%

Operating expense	$467.9	$401.9	$896.0	$783.2
% of net sales	17.5%	16.1%	19.5%	18.5%
Adjusted Operating Expense[1]	$440.9	$377.6	$844.4	$734.4
% of net sales[1]	16.5%	15.1%	18.4%	17.3%

Net income (loss)	$127.2	$153.8	$132.8	$178.6
% of net sales	4.8%	6.1%	2.9%	4.2%
Adjusted Net Income (Loss)[1]	$148.4	$172.9	$175.0	$216.7
% of net sales[1]	5.5%	6.9%	3.8%	5.1%
Adjusted EBITDA[1]	$279.4	$290.3	$382.5	$403.4
% of net sales[1]	10.4%	11.6%	8.3%	9.5%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Second Quarter
Net sales increased to $2.67 billion, 6.8% growth compared to the prior year, and a Company record for second quarter net sales. The increase in net sales when compared to the prior year period was largely driven by price execution and the contributions of acquired and newly opened branches. Weighted-average selling price and estimated organic volumes (including greenfields) increased approximately 2-3% and 0-1%, respectively. Additionally, acquired branches contributed 4.0% to the increase in second quarter net sales.
Residential roofing product sales increased 2.4%, non-residential roofing product sales increased 11.1%, and complementary product sales increased 12.3% compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by strong underlying market demand and, to a lesser extent, the impact of customer destocking in the prior year period. The increase in complementary product sales was largely due to the acquisition of additional waterproofing companies since June 30, 2023, partially offset by lower volumes. The three-month periods ended June 30, 2024 and 2023 each had 64 business days.
Gross margin increased to 25.6%, from 25.4% in the prior year, as higher average selling prices for our products more than offset higher product costs and a higher non-residential product mix. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic selling, general, and administrative (“SG&A”) expense. The increase in organic SG&A expense was primarily due to higher payroll and employee benefit costs, general and administrative expenses, and warehouse operating costs. The increase in payroll and employee benefit costs was due to increased headcount, as well as wage inflation. The increase in general and administrative expenses was primarily due to higher professional fees and travel expenses. The increase in warehouse operating costs was primarily due to higher rent expense. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in the second quarter of 2024, driven by the same factors.
Net income (loss) was $127.2 million, compared to $153.8 million in the prior year. Adjusted EBITDA was $279.4 million, compared to $290.3 million in the prior year. Net income (loss) per common share (“EPS”) on a diluted basis was $1.99, compared to $1.97 in the prior year.
On May 9, 2024, the Company entered into an accelerated share repurchase (“ASR”) agreement to repurchase $225.0 million of its common stock. During the second quarter of 2024, the Company repurchased and retired $180.0 million of its common stock under the ASR. As a result, shares of common stock outstanding decreased to 61.9 million as of June 30, 2024, from 63.6 million as of March 31, 2024. Common stock outstanding at June 30, 2024 does not include the effect of the $45.0 million equity forward contract related to the unsettled portion of the ASR agreement, which, based on the daily volume-weighted average stock price from May 9, 2024 to June 30, 2024, would have resulted in the repurchase of approximately 0.5 million additional shares. The $45.0 million equity forward contract is expected to settle in the fourth quarter of 2024.
Year-to-Date
Net sales increased to $4.59 billion, 8.3% growth compared to the prior year, and a Company record for net sales for the first half of the year. The increase in net sales when compared to the prior year period was largely driven by price execution and the contributions of acquired and newly opened branches. Estimated organic volumes and weighted-average selling price increased approximately 3-4% and 1-2%, respectively. Additionally, acquired branches contributed approximately 3.7% to the increase in net sales.
Residential roofing product sales increased 5.0%, non-residential roofing product sales increased 13.6%, and complementary product sales increased 9.3% compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by strong underlying market demand and, to a lesser extent, the impact of customer destocking in the prior year period. The increase in complementary product sales was largely due to acquisitions of additional waterproofing companies since June 30, 2023, partially offset by lower volumes. The six-month periods ending June 30, 2024 and 2023 each had 130 business days.
Gross margin decreased to 25.2%, from 25.5% in the prior year, as higher product costs related to the inventory profit roll-off and a higher non-residential product mix more than offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic SG&A expense. The increase in organic SG&A expense was primarily due to higher payroll and employee benefit costs, warehouse operating costs, and general and administrative expenses. The increase in payroll and employee benefit costs was due to increased headcount, as well as wage inflation. The increase in warehouse operating costs was primarily due to higher rent expense. The increase in general and administrative expenses was primarily due to higher professional fees and travel expenses. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in the first half of 2024, driven by the same factors.

Net income (loss) was $132.8 million, compared to $178.6 million in the prior year. Adjusted EBITDA was $382.5 million, compared to $403.4 million in the prior year. Diluted EPS was $2.07, compared to $2.22 in the prior year. Results in the first half compared to the prior year period were largely driven by the decrease in gross margins and higher operating expense discussed above.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
During the fourth quarter of 2023, we revised our definition of when a branch classification changes from acquired to existing. Previously, the results of operations of branches were designated as acquired until they had been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period, after which such branches were classified as existing. Under our new definition, the results of operations of branches will be designated as acquired until they have been under our ownership and have contributed to our results of operations for at least 12 calendar months (treating partial months as full months), after which such branches are classified as existing. The effect of this change in definition is that the prior year results of operations for branches will be reclassified to existing when the comparable current month’s financial results are also classified as existing.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Second Quarter 2024 Earnings Call
When:	Thursday, August 1, 2024
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission. In addition, actual results may differ materially from those expressed in any forward-looking statements as the result of: product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality and seasonality; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; regulatory risks; and future volatility in our stock price and trading volumes to the extent they effect the final settlement of our ASR agreement. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About Beacon
Founded in 1928, Beacon is a publicly-traded Fortune 500 company that distributes specialty building products, including roofing materials and complementary products, such as siding and waterproofing. The company operates over 570 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire project lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
Net sales	$2,674.6	100.0%	$2,503.7	100.0%	$4,587.0	100.0%	$4,236.0	100.0%
Cost of products sold	1,990.9	74.4%	1,867.5	74.6%	3,430.1	74.8%	3,157.9	74.5%
Gross profit	683.7	25.6%	636.2	25.4%	1,156.9	25.2%	1,078.1	25.5%
Operating expense:
Selling, general and administrative	418.5	15.6%	358.7	14.3%	800.0	17.4%	697.0	16.5%
Depreciation	26.5	1.0%	21.8	0.9%	52.0	1.1%	42.5	1.0%
Amortization	22.9	0.9%	21.4	0.9%	44.0	1.0%	43.7	1.0%
Total operating expense	467.9	17.5%	401.9	16.1%	896.0	19.5%	783.2	18.5%
Income (loss) from operations	215.8	8.1%	234.3	9.3%	260.9	5.7%	294.9	7.0%
Interest expense, financing costs and other, net	45.4	1.7%	26.0	1.0%	84.0	1.8%	53.8	1.3%
Loss on debt extinguishment	—	—%	—	—%	2.4	0.1%	—	—%
Income (loss) before provision for income taxes	170.4	6.4%	208.3	8.3%	174.5	3.8%	241.1	5.7%
Provision for (benefit from) income taxes	43.2	1.6%	54.5	2.2%	41.7	0.9%	62.5	1.5%
Net income (loss)	$127.2	4.8%	$153.8	6.1%	$132.8	2.9%	$178.6	4.2%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$127.2	4.8%	$153.8	6.1%	$132.8	2.9%	$178.6	4.2%
Dividends on Preferred Stock	—	—%	(6.0)	(0.2)%	—	—%	(12.0)	(0.3)%
Undistributed income allocated to participating securities	—	—%	(19.5)	(0.8)%	—	—%	(21.9)	(0.5)%
Net income (loss) attributable to common stockholders	$127.2	4.8%	$128.3	5.1%	$132.8	2.9%	$144.7	3.4%

Weighted-average common shares outstanding:
Basic	62.7		63.7		63.1		64.0
Diluted	63.9		65.1		64.3		65.3

Net income (loss) per common share:
Basic	$2.03		$2.02		$2.10		$2.26
Diluted	$1.99		$1.97		$2.07		$2.22

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(Unaudited; in millions)

	June 30,	December 31,	June 30,
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$76.6	$84.0	$65.8
Accounts receivable, net	1,570.8	1,140.2	1,361.7
Inventories, net	1,611.5	1,227.9	1,352.8
Prepaid expenses and other current assets	531.3	444.6	512.1
Total current assets	3,790.2	2,896.7	3,292.4
Property and equipment, net	483.3	436.4	380.8
Goodwill	2,017.7	1,952.6	1,922.9
Intangibles, net	445.7	403.5	415.8
Operating lease right-of-use assets, net	581.8	503.6	470.3
Deferred income taxes, net	2.1	2.1	6.8
Other assets, net	16.1	12.8	11.3
Total assets	$7,336.9	$6,207.7	$6,500.3

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,322.6	$942.8	$1,317.4
Accrued expenses	532.7	498.6	498.0
Current portion of operating lease liabilities	96.1	89.7	97.2
Current portion of finance lease liabilities	31.3	26.2	20.4
Current portion of long-term debt	12.8	10.0	10.0
Total current liabilities	1,995.5	1,567.3	1,943.0
Borrowings under revolving lines of credit, net	464.6	80.0	67.5
Long-term debt, net	2,485.4	2,192.3	1,603.2
Deferred income taxes, net	25.1	20.1	0.5
Other long-term liabilities	1.6	0.5	0.2
Operating lease liabilities	498.7	423.7	385.1
Finance lease liabilities	112.4	100.3	78.9
Total liabilities	5,583.3	4,384.2	4,078.4

Convertible Preferred Stock	—	—	399.2

Stockholders' equity:
Common stock	0.6	0.6	0.6
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,196.6	1,218.4	1,208.1
Retained earnings	571.5	618.8	820.1
Accumulated other comprehensive income (loss)	(15.1)	(14.3)	(6.1)
Total stockholders' equity	1,753.6	1,823.5	2,022.7
Total liabilities and stockholders' equity	$7,336.9	$6,207.7	$6,500.3

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income (loss)	$132.8	$178.6
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	96.0	86.2
Stock-based compensation	15.7	14.3
Certain interest expense and other financing costs	0.8	1.3
Loss on debt extinguishment	2.4	—
Gain on sale of fixed assets and other	(3.7)	(9.5)
Deferred income taxes	4.2	1.6
Changes in operating assets and liabilities:
Accounts receivable	(394.0)	(346.5)
Inventories	(353.2)	(19.5)
Prepaid expenses and other current assets	(76.7)	(87.2)
Accounts payable and accrued expenses	385.0	539.2
Other assets and liabilities	1.5	0.2
Net cash provided by (used in) operating activities	(189.2)	358.7

Investing Activities
Capital expenditures	(61.5)	(60.3)
Acquisition of business, net	(204.7)	(30.5)
Proceeds from sale of assets	4.0	10.7
Purchases of investments	(1.0)	(0.9)
Net cash provided by (used in) investing activities	(263.2)	(81.0)

Financing Activities
Borrowings under revolving lines of credit	1,715.2	840.7
Payments under revolving lines of credit	(1,331.5)	(1,028.8)
Borrowings under term loan	300.0	—
Payments under term loan	(6.4)	(5.0)
Payment of debt issuance costs	(0.2)	—
Payments under equipment financing facilities and finance leases	(13.7)	(9.1)
Payment of fees for the repurchase of convertible Preferred Stock	(0.1)	—
Repurchase and retirement of common stock, net	(180.0)	(72.4)
Advance payment for equity forward contract	(45.0)	—
Proceeds from employee stock purchase plan	8.3	—
Payment of dividends on Preferred Stock	—	(12.0)
Proceeds from issuance of common stock related to equity awards	6.2	8.1
Payment of taxes related to net share settlement of equity awards	(7.0)	(1.5)
Net cash provided by (used in) financing activities	445.8	(280.0)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	0.4

Net increase (decrease) in cash and cash equivalents	(7.4)	(1.9)
Cash and cash equivalents, beginning of period	84.0	67.7
Cash and cash equivalents, end of period	$76.6	$65.8

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$83.0	$53.4
Income taxes, net of refunds	$36.0	$31.3
Supplemental Disclosure of Non-Cash Activities
Amounts accrued for repurchases of common stock, inclusive of excise tax	$—	$2.9

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended June 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,328.9	49.7%	$1,298.0	51.8%	$30.9	2.4%
Non-residential roofing products	745.1	27.9%	670.8	26.8%	74.3	11.1%
Complementary building products	600.6	22.4%	534.9	21.4%	65.7	12.3%
	$2,674.6	100.0%	$2,503.7	100.0%	$170.9	6.8%

Sales by Business Day[1,2]
	Three Months Ended June 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$20.8	49.7%	$20.2	51.8%	$0.6	2.4%
Non-residential roofing products	11.6	27.9%	10.5	26.8%	1.1	11.1%
Complementary building products	9.4	22.4%	8.4	21.4%	1.0	12.3%
	$41.8	100.0%	$39.1	100.0%	$2.7	6.8%

1.The three-month periods ended June 30, 2024 and 2023 each had 64 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Six Months Ended June 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$2,256.3	49.2%	$2,148.1	50.7%	$108.2	5.0%
Non-residential roofing products	1,273.7	27.8%	1,120.8	26.5%	152.9	13.6%
Complementary building products	1,057.0	23.0%	967.1	22.8%	89.9	9.3%
	$4,587.0	100.0%	$4,236.0	100.0%	$351.0	8.3%

Sales by Business Day[1,2]
	Six Months Ended June 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$17.4	49.2%	$16.7	50.7%	$0.7	5.0%
Non-residential roofing products	9.8	27.8%	8.8	26.5%	1.0	13.6%
Complementary building products	8.1	23.0%	7.6	22.8%	0.5	9.3%
	$35.3	100.0%	$33.1	100.0%	$2.2	8.3%

1.The six-month periods ended June 30, 2024 and 2023 each had 130 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
The following table presents the pre-tax impact of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A	Amortization	Interest Expense	Other (Income) Expense	Total
Three Months Ended June 30, 2024
Acquisition costs	$3.8	$22.9	$0.9	$—	$27.6
Restructuring costs	0.3	—	0.6	—	0.9
Total adjusting items	$4.1	$22.9	$1.5	$—	$28.5
Three Months Ended June 30, 2023
Acquisition costs	$1.4	$21.4	$1.0	$—	$23.8
Restructuring costs	1.5	—	0.3	—	1.8
Total adjusting items	$2.9	$21.4	$1.3	$—	$25.6

Six Months Ended June 30, 2024
Acquisition costs	$6.8	$44.0	$1.9	$—	$52.7
Restructuring costs[1]	0.8	—	1.1	2.4	4.3
Total adjusting items	$7.6	$44.0	$3.0	$2.4	$57.0
Six Months Ended June 30, 2023
Acquisition costs	$3.1	$43.7	$1.9	$—	$48.7
Restructuring costs	2.0	—	0.6	—	2.6
Total adjusting items	$5.1	$43.7	$2.5	$—	$51.3

1.Other (income) expense for the six months ended June 30, 2024 consists of a loss on debt extinguishment of $2.4 million as a result of the refinancing of our 2028 Term Loan.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expense	$467.9	$401.9	$896.0	$783.2
Acquisition costs	(26.7)	(22.8)	(50.8)	(46.8)
Restructuring costs	(0.3)	(1.5)	(0.8)	(2.0)
Adjusted Operating Expense	$440.9	$377.6	$844.4	$734.4

Net sales	$2,674.6	$2,503.7	$4,587.0	$4,236.0
Operating expense as % of net sales	17.5%	16.1%	19.5%	18.5%
Adjusted Operating Expense as % of net sales	16.5%	15.1%	18.4%	17.3%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss)	$127.2	$153.8	$132.8	$178.6
Adjusting items:
Acquisition costs	27.6	23.8	52.7	48.7
Restructuring costs	0.9	1.8	4.3	2.6
Total adjusting items	28.5	25.6	57.0	51.3
Less: tax impact of adjusting items[1]	(7.3)	(6.5)	(14.8)	(13.2)
Total adjustments, net of tax	21.2	19.1	42.2	38.1
Adjusted Net Income (Loss)	$148.4	$172.9	$175.0	$216.7

Net sales	$2,674.6	$2,503.7	$4,587.0	$4,236.0
Net income (loss) as % net of sales	4.8%	6.1%	2.9%	4.2%
Adjusted Net Income (Loss) as % net of sales	5.5%	6.9%	3.8%	5.1%

1.Amounts represent the tax impact of adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended June 30, 2024 and 2023 were calculated using a blended effective tax rate of 25.6% and 25.4%, respectively. The tax impact of adjustments for the six months ended June 30, 2024 and 2023 were calculated using a blended effective tax rate of 26.0% and 25.7%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss)	$127.2	$153.8	$132.8	$178.6
Interest expense, net	47.2	27.6	86.3	56.7
Income taxes	43.2	54.5	41.7	62.5
Depreciation and amortization	49.4	43.2	96.0	86.2
Stock-based compensation	8.3	8.3	15.7	14.3
Acquisition costs[1]	3.8	1.4	6.8	3.1
Restructuring costs[1]	0.3	1.5	3.2	2.0
Adjusted EBITDA	$279.4	$290.3	$382.5	$403.4

Net sales	$2,674.6	$2,503.7	$4,587.0	$4,236.0
Net income (loss) as % of net sales	4.8%	6.1%	2.9%	4.2%
Adjusted EBITDA as % of net sales	10.4%	11.6%	8.3%	9.5%

1.Amounts represent adjusting items included in SG&A expense and other (income) expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.